Exhibit 99.1

Acquisition of Hyperion Digital Group

Rockville, MD / Wire / March 17, 2020 / Clancy Systems. (OTC: CLSI), Clancy Systems has acquired Hyperion Digital Group, a digital transformation, marketing and consulting agency headquartered in Mexico City, Mexico. Through this acquisition Clancy establishes its position to expand Hyperion’s services to the U.S. Markets.

Hyperion has a solid track record in the development and execution of technological solutions that adapt to different segments allowing the creation of digital ecosystems enabling clients to transform their businesses. Hyperion is a leading Information Technology company with origins in Mexico that works world’s leading brands.

With this acquisition, our market penetration and scope of service in the US market are strengthened, which allows us to realize a very balanced position between the U.S., and Latin America — a component that we know is valuable to help propel the digital transformation of our clients.

Contact info:

Sam Mathew

248-982-0734